Exhibit 10.5

SUPPORT AGREEMENT

This SUPPORT AGREEMENT (this “Agreement”) is made as of October 17, 2006, by and between QUEPASA CORPORATION, a Nevada corporation (together with its subsidiaries, the “Provider”) and MEXICANS & AMERICANS TRADING TOGETHER, INC., a Delaware corporation (the “Investor”).

WHEREAS, the Provider operates a bicultural (Spanish/English) Internet portal and online community primarily aimed at the United States Hispanic market (the “Business”);

WHEREAS, pursuant to a certain Securities Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”), the Investor is acquiring shares of common stock and warrants (the “Warrants”) to purchase shares of common stock of the Provider;

WHEREAS, as a material inducement to the Provider’s and the Investor’s agreement to enter into the Purchase Agreement, the parties have agreed to enter into this Agreement, pursuant to which the Provider and the Investor will support each other with the services and payments described herein; and

WHEREAS, capitalized terms used but not defined in this Agreement have the meanings assigned to such terms in the Purchase Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Representations and Warranties of the Parties. Each party hereto represents and warrants to the other party hereto as follows:

1.1 Such party is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted.

1.2 Such party has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder. The execution and delivery of this Agreement by such party and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such party and no further action is required by such party in connection herewith. This Agreement has been duly executed and delivered by such party and constitutes a valid and binding obligation of such party enforceable against it in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

1.3 The execution, delivery and performance of this Agreement by such party and the consummation by such party of the transactions contemplated hereby do not and will not: (i) conflict with or violate any provision of such party’s certificate or articles of incorporation, bylaws or other organizational or charter documents, (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument or other understanding to which such party is a party or by which any property or asset of such party is bound or affected, or (iii) result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which such party is subject (including federal and state securities laws and regulations), or by which any property or asset of such party is bound or affected.

1.4 No consent, approval, authorization or order of, or any filing (other than by such party with the Securities and Exchange Commission) by such party or declaration with, any court or governmental agency or body is required in connection with the execution and delivery by such party of this Agreement, the consummation by such party of the transactions contemplated hereby, or the performance by such party of its obligations hereunder.

2. Advertising Revenue and Commission Payments.

2.1 During the Term (as defined below), the Investor shall use its commercially reasonable efforts to generate revenue for the Business, through advertising or other sources. Such revenue, which shall be calculated in accordance with United States generally accepted accounting principles consistently applied (“GAAP”), may be generated through direct payments by the Investor to the Business in respect of advertising or other services provided or to be provided by the Business (the “Direct Revenue”), or through payments by third parties to the Business in respect of such advertising or other services to be provided by the Business, which payments by such third parties originally arose as a result of actions or activities undertaken by (including introductions made by) the Investor for the purpose of generating revenue for the Business (the “Indirect Revenue” and, together with the direct revenue, the “Investor-Related Revenue”). The parties acknowledge and agree that, upon and following the initial generation of Indirect Revenue from a particular source, the Investor shall have no further obligation to assist the Provider with respect to the generation of additional revenue from such source.

2.2 For purposes of tracking and calculating Indirect Revenue, from time to time, the Investor may provide to the Provider a list of all third parties with whom the Investor has made contact or otherwise engaged with during the prior month for the purpose of generating Indirect Revenue, together with a brief description of the nature of such contact or other activities. The parties hereby agree that, unless the Provider has documented material contact which was reasonably expected to result in revenue without Investor’s assistance with a third party appearing on such list prior to the date of the Investor’s contact with such party, then all revenue received by the Provider from such third party during the Term shall be classified as Indirect Revenue.

2.3 Until the later of (x) October 31, 2009 (the period ending on such date being referred to herein as the “Initial Period”), or (y) such time as there has been the maximum permitted downward adjustment in the Exercise Price of the Warrants as provided therein based on the calculation of the Investor-Related Revenue or such time as the Warrants have been fully exercised if earlier (the “Reporting Period”), as soon as practicable following each fiscal quarter of the Provider, and in no event later than 45 days thereafter, the Provider shall provide to the Investor a report signed and certified as accurate by Provider’s chief financial officer (the “Revenue Report”) detailing: (i) the total amount of Direct Revenue generated by the Business during the preceding fiscal quarter, and (ii) the total amount of Indirect Revenue generated by the Business during the preceding fiscal quarter, including, with respect to such Indirect Revenue, (A) identifying the source of the Indirect Revenue, (B) itemizing the amount of Indirect Revenue generated from each such source, and (C) identifying the date(s) and a general description of each transaction through which the Indirect Revenue was generated, and (iii) the adjustment, if any, of the Exercise Price of the Warrants, pursuant to the terms thereof, as a result of the Investor-Related Revenue generated in such preceding fiscal quarter, as set forth in such Revenue Report.

2.4 During the Initial Period, concurrent with the delivery of the Revenue Report, the Provider shall deliver a certificate certifying that the Investor has “earned” commissions in an amount equal to 20% of the Investor-Related Revenue for the fiscal quarter covered by the Revenue Report (the “Commission”).

2.5 If this Agreement is amended and restated pursuant to the terms of that certain letter agreement dated as of the date hereof between the Provider and the Investor, then such Commissions shall constitute “Commissions” earned pursuant to the amended and restated agreement and shall be subject to the payment provisions and limitation provisions set forth therein. If this Agreement is not so amended and restated, no payments shall be due with respect to such Commissions.

3. Intentionally Omitted.

4. Term and Termination.

4.1 Except as otherwise expressly provided herein, this Agreement shall commence as of the date hereof and shall continue until the conclusion of the Reporting Period (the “Term”).

4.2 This Agreement may be terminated prior to the end of the Term as follows:

(a) If the Investor, on the one hand, or the Provider, on the other hand, shall cause or suffer to exist any material breach of any of its respective obligations under this Agreement, including any failure to make payments when due or to use commercially reasonable efforts to satisfy any obligation hereunder, and the breaching party does not cure such default in all material respects within 30 days after receiving written notice thereof from the non-breaching party, the non-breaching party may terminate this Agreement immediately by providing written notice of termination to the breaching party.

4.3 In the event of a termination (including any termination pursuant to Section 4.2) or expiration of this Agreement:

(a) The Investor shall be entitled to payment of all Commissions payable pursuant to Section 2.4 of this Agreement through the date of such termination.

(b) Termination of this Agreement shall not relieve any party from liability for a breach of this Agreement occurring prior to such termination.

(c) Sections 4-9 shall survive any termination of this Agreement.

5. Independent Contractor. In performing under this Agreement, the parties shall operate as and have the status of independent contractors. No employees of any party hereto shall be considered employees or agents of the other party hereto, nor shall the employees of any party hereto be eligible or entitled to any benefits, perquisites or privileges given or extended to the employees of the other party hereto. Nothing contained in this Agreement shall be deemed or construed to create a joint venture or partnership between the parties hereto. No party hereto shall have any power to control the activities and/or operations of the other party hereto, nor shall any party hereto have any power or authority to bind or commit the other party hereto.

6. LIMITATION OF LIABILITY.

(a) NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, EXCEPT FOR CLAIMS ARISING UNDER SECTIONS 1 AND 7, IN NO EVENT SHALL ANY PARTY BE LIABLE FOR ANY INCIDENTAL, SPECULATIVE, CONSEQUENTIAL, OR PUNITIVE DAMAGES, OR LOST PROFITS, WHETHER FORESEEABLE OR NOT (INCLUDING, BUT NOT LIMITED TO, THOSE ARISING FROM NEGLIGENCE), OCCASIONED BY ANY FAILURE TO PERFORM, OR THE BREACH OF ANY OBLIGATION UNDER THIS AGREEMENT FOR ANY CAUSE WHATSOEVER.

(b) EXCEPT AS EXPRESSLY SPECIFIED HEREIN, ANY AND ALL EXPRESS AND IMPLIED WARRANTIES, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PURPOSE OR USE, TITLE, OR NON-INFRINGEMENT, ARE EXPRESSLY EXCLUDED AND DISCLAIMED BY BOTH PARTIES.

7. Confidentiality.

7.1 The Investor acknowledges that: (a) the Investor will receive information of the Provider that is not available to the general public, and (b) that such information may constitute, contain or include material non-public information of the Provider (the “Confidential Information”). Subject to this Section 7, the Investor agrees to hold, and to cause its directors, officers, employees, agents, third party contractors, vendors, service providers, accountants, counsel and other advisors and representatives (collectively, “Representatives”) to hold, in strict confidence, with at least the same degree of care that such party applies to its own confidential and proprietary information pursuant to its applicable policies and procedures in effect as of the date hereof, all Confidential Information that is either in its possession (including Confidential Information in its possession prior to the date hereof) or furnished by the Provider or its Representatives at any time pursuant to this Agreement, and will not use such Confidential Information other than for performing its obligations hereunder, enforcing its rights hereunder or such other purposes as may be expressly permitted hereunder; provided that nothing contained herein shall restrict the Investor or its Representatives from engaging in purchases and sales of securities of the Provider in compliance with applicable law. Investor understands and acknowledges that applicable law restricts the ability of the Investor to engage in transactions involving the securities of the Provider while in the possession of material non-public information. Confidential Information shall not include information that: (i) is or becomes available to the general public; (ii) was available to Investor or its Representatives on a non-confidential basis from a source other than the Provider; provided, that, the source of such information was not to the knowledge of the Investor bound by a confidentiality obligation with respect to such information, or otherwise prohibited from transmitting the information to such party or its affiliates by a contractual, legal or fiduciary obligation; or (iii) is independently generated by the Investor without use of or reference to any Confidential Information.

7.2 The Investor agrees not to release or disclose, or permit to be released or disclosed, any Confidential Information to any other person, except (a) to its Representatives who need to know such information and who have been informed of the Investor’s confidentiality obligations hereunder and that such Confidential Information may constitute, contain or include material non-public information of the Provider, or (b) as permitted by Section 7.1 or 7.3. After the conclusion of the Reporting Period, the Investor shall promptly, after receiving a written request from the Provider, return to the Provider all Confidential Information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or certify to the Provider that it has destroyed such information (and such copies thereof and such notes, extracts or summaries based thereon), as directed by the Provider.

7.3 Notwithstanding anything herein to the contrary, in the event that the Investor or any of its Representatives determines on the advice of its counsel that it is required to disclose any Confidential Information pursuant to applicable law or the rules or regulations of a governmental authority or receives any demand under lawful process or from any governmental authority to disclose Confidential Information, the Investor or its Representative, as applicable, shall, if reasonably practical, notify the Provider prior to disclosing or providing such Confidential Information and shall cooperate at the expense of the Provider in seeking any reasonable protective arrangements requested by Provider. In the event that a protective arrangement is not timely obtained, the party that received such request (a) may thereafter disclose or provide such Confidential Information to the extent required by such law (as so advised by counsel) or by lawful process or such governmental authority, without liability therefor, and (b) shall exercise its reasonable best efforts to have confidential treatment accorded any such Confidential Information so furnished.

8. Right of Audit.

8.1 Provider Maintenance of Books and Records. The Provider shall prepare and maintain complete and accurate books of account and records prepared in accordance with GAAP (including the originals or copies of documents supporting entries in the books of account) covering all transactions relating to the Investor-Related Revenue. The Provider shall maintain such books of account, records and documents, including computer records, until the later of (a) one hundred and twenty days following the delivery of the last Revenue Report required to be delivered pursuant to Section 2 (the “Objection Deadline”), or (b) the final resolution of all Objection Notices (as defined below) which Objection Notices were delivered prior to the Objection Deadline.

8.2 Right of Inspection. Prior to the Objection Deadline, the Investor’s representatives may, from time to time during regular business hours on reasonable advance notice, but no more than three (3) times per year, review and audit the books of account and records and examine and copy all documents and materials, in each case relating to the Revenue Reports, including electronically or otherwise stored data and all equipment necessary or appropriate to access, read and print all data, books of account and records, invoices, credits and receipts for purposes of verifying the accuracy of the calculations related to the Investor-Related Revenues and the Commissions.

8.3 Objection Notice. The Investor shall have until the Objection Deadline to provide written notice to the Provider (the “Objection Notice”) of any good faith objection to any portion of any Revenue Report, which objection shall be set forth with reasonable detail in such Objection Notice. Unless the Investor timely delivers an Objection Notice with respect to a Revenue Report, such Revenue Report shall be deemed to have been accepted and approved by the Investor and shall thereafter be final and binding upon all parties hereto for the purposes hereof. If the Investor timely delivers an Objection Notice before the Objection Deadline, then those aspects of such Revenue Report objected to in the Objection Notice shall not thereafter be final and binding until resolved in accordance with the remaining provisions of this Section 8; provided, that those aspects of such Revenue Report not objected to in such Objection Notice shall be deemed to have been accepted and approved by the Investor and shall be final and binding upon all parties hereto for the purposes hereof.

8.4 Thirty Day Negotiation Period. Following receipt of any Objection Notice, the Provider and the Investor shall discuss in good faith the applicable objections set forth therein for a period of thirty (30) days from such receipt and shall, during such period, attempt to resolve the matter or matters in dispute by mutual written agreement. If the parties reach such an agreement, (i) such agreement shall be confirmed in writing, (ii) such Revenue Report shall be revised to reflect such agreement, (iii) such Revenue Report, as so revised, shall thereafter be final and binding upon all parties hereto for the purposes hereof, and (iv) any calculations made or actions taken under Section 2 or the Warrants pursuant to such Revenue Report shall be recalculated and/or retaken pursuant to such Revenue Report, as so revised.

8.5 Accounting Arbitration. If the parties are unable to reach a mutual agreement in whole or in part in accordance with Section 8.4 during the thirty (30) day period referred to therein, then the New York City office of a mutually agreeable registered public accounting firm not affiliated with any party hereto (the “Accounting Firm”) shall be engaged to resolve those matters still in dispute with respect to such Revenue Report. In connection with engaging the Accounting Firm, each party agrees, if requested by the Accounting Firm, to execute an engagement letter on terms reasonably satisfactory to the Provider and the Investor. The Accounting Firm shall make a final and binding resolution of the disputes or disagreements between the Provider and the Investor with respect to such Revenue Report. The Accounting Firm shall be instructed that, in making its final and binding resolution, it must select a position with respect to such Revenue Report that is (A) exactly the final position of the Provider (as set forth in such Revenue Report), (B) exactly the final position of the Investor (as set forth in the

Objection Notice), or (C) between the final position of the Provider and the final position of the Investor, and that it must make its final and binding resolution within thirty (30) days of its selection. In any event, the Accounting Firm shall select such a position by applying the principles and methods applied in preparing such Revenue Report in accordance with this Agreement. No appeal from such determination shall be permitted.

(a) Upon the final and binding resolution by the Accounting Firm of the matters set forth in the Objection Notice, (i) such resolution shall be confirmed in writing, (ii) such Revenue Report shall be revised to reflect such resolution, (iii) such Revenue Report, as so revised, shall thereafter be final and binding upon all parties hereto for the purposes hereof, and (iv) any calculations made or actions taken under Section 2 or the Warrants pursuant to such Revenue Report shall be recalculated and/or retaken in pursuant to such Revenue Report, as so revised. To the extent that, as a result of any adjustment to such Revenue Report pursuant to Section 8.4 or this Section 8.5, the Commission paid pursuant to the original Revenue Report is adjusted, the applicable party shall pay the adjusted amount (after giving effect to any such amount originally paid or received pursuant to the original Revenue Report) to the other party by wire transfer of immediately available funds, together with interest from the date of the delivery of the original Revenue Report to the date of payment at a rate per annum equal to the “prime rate” published in the “Money Rates” section of The Wall Street Journal plus 2% per annum.

(b) The costs and expenses for the services of the Accounting Firm (the “Accounting Firm Expenses”) shall be borne as follows: if the position selected by the Accounting Firm is exactly the final position of either the Provider or the Investor, the party whose position was not selected shall pay the Accounting Firm Expenses; if the position selected by the Accounting Firm is between the final position of the Provider and the Investor, the party whose position is closest to the position selected by the Accounting Firm (the “Prevailing Party”) shall pay a percentage of the Accounting Firm Expenses calculated by dividing the positive difference between the position of the Prevailing Party and the position of the Accounting Firm by the total positive difference between the position of the Prevailing Party and the position of the non-Prevailing Party. The non-Prevailing Party shall pay the remainder of the Accounting Firm Expenses. Subject to the foregoing sentences regarding the allocation of the Accounting Firm Expenses, all other fees and expenses of the Provider relating exclusively to matters described in this Section 8 shall be borne by the Provider, and all other fees and expenses of the Investor relating exclusively to matters described in this Section 8 shall be borne by the Investor. The Provider and the Investor shall fully cooperate with each other and with the Accounting Firm to resolve any dispute.

9. Miscellaneous.

9.1 This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to conflict of laws or any other rules or principles which may require the application of the laws of any other jurisdiction.

9.2 This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into this Agreement and its exhibits.

9.3 Neither party may assign any of its rights or delegate or cause to be assumed any of its obligations under this Agreement without the prior written consent of the other party. Subject to the foregoing, all of the terms, provisions and conditions hereof shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto, and their respective heirs, personal representatives, successors and assigns

9.4 The headings contained herein are for the purposes of convenience only, and will not be deemed to constitute a part of this Agreement or to affect the meaning or interpretation of this Agreement in any way. Unless the context clearly states otherwise, the use of the singular or plural in this Agreement shall include the other and the use of any gender shall include all others. The parties have participated jointly in the negotiation and drafting of this Agreement. If any ambiguity or question of intent or interpretation arises, no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. All references herein to Sections shall refer to this Agreement unless the context clearly otherwise requires

9.5 All notices and other communications hereunder shall be in writing and shall be deemed given upon (a) transmitter’s confirmation of receipt of a facsimile transmission, if during normal business hours of a business day, otherwise on the next business day, (b) confirmed delivery by a standard overnight carrier or when delivered by hand or (c) the expiration of five (5) business days (or seven (7) business days where the addressee is not in the United States) after the day when mailed by certified or registered mail, postage prepaid, to the addresses set forth in on the signature pages hereto or to such other address as any party may, from time to time, designate in a written notice given in a like manner.

9.6 If a court in any proceeding holds any provision of this Agreement or its application to any person or circumstance invalid, illegal or unenforceable, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those to which it was held to be invalid, illegal or unenforceable, shall not be affected, and shall be valid, legal and enforceable to the fullest extent permitted by law, but only if and to the extent such enforcement would not materially and adversely frustrate the parties’ essential objectives as expressed in this Agreement. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties intend that the court add to this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be valid and enforceable, so as to effect the original intent of the parties to the greatest extent possible

9.7 This Agreement does not create, and will not be construed as creating, any rights enforceable by any person not a party to this Agreement.

9.8 Each party hereby agrees to the exclusive jurisdiction of the federal district courts for the districts including either San Antonio, Texas or Scottsdale, Arizona (or if such federal courts do not have subject matter jurisdiction, the state courts in such cities) with respect to any claim or cause of action arising under or relating to this Agreement, and waives personal service of any and all process upon it, and consents that all services of process be made by registered or certified mail, return receipt requested, directed to it at its address pursuant to Section 9 hereof, and service so made shall be deemed to be completed when received. Each party hereby waives any objection based on forum non conveniens and waives any objection to venue of any action instituted hereunder. Nothing in this Section 9 shall affect the right of either party to serve legal process in any other manner permitted by applicable law. THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS SECTION 9.8 WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

9.9 This Agreement may be amended, modified, superseded, or canceled only by a written instrument signed by all of the parties hereto and any of the terms, provisions and conditions hereof may be waived, only by a written instrument signed by the waiving party

9.10 This Agreement may be executed in any number of counterparts and each such counterpart shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. Facsimile signatures on this Agreement shall be deemed to be original signatures for all purposes.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

PROVIDER:

QUEPASA CORPORATION 7550 E. Redfield Road, Suite A Scottsdale, AZ 85260
Fax:
Attn:	Robert B. Stearns

By:	/s/ Robert B. Stearns
Name:	Robert B. Stearns
Title:	Chairman and Chief Executive Officer

INVESTOR:

MEXICANS & AMERICANS TRADING TOGETHER, INC. 7550 IH 10 West, Suite 630 San Antonio, TX 78229
Fax:
Attn:	Andres Gonzalez Saravia

By:	/s/ Andres Gonzalez Sarvia
Name:	Andres Gonzalez Saravia
Title:	President